Exhibit 99.1

AULT ALLIANCE, INC. AND SUBSIDIARIES

RESTATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (unaudited)

	As Reported		Restated
	2021	Adjustment	2021
Total revenue	$52,400,000	$-	$52,400,000
Cost of revenue	23,858,000		23,858,000
Gross profit	28,542,000		28,542,000
Total operating expenses	46,903,000		46,903,000
Loss from continuing operations	(18,361,000)		(18,361,000)
Total other income (expenses), net	(5,480,000)	933,000	(4,547,000)
Net loss available to common stockholders	$(24,202,000)	$933,000	$(23,269,000)

Basic and diluted net loss per common share:
Net loss per common share	$(0.44)		$(0.42)
Weighted average common shares outstanding, basic and diluted	55,444,000		55,444,000

Comprehensive loss
Net loss available to common stockholders	$(24,202,000)	$933,000	$(23,269,000)
Other comprehensive income	1,612,000	(933,000)	679,000
Total comprehensive loss	$(22,590,000)	$-	$(22,590,000)

	As Reported		Restated
	2020	Adjustment	2020
Total revenue	$23,871,000	$-	$23,871,000
Cost of revenue	16,357,000		16,357,000
Gross profit	7,514,000		7,514,000
Total operating expenses	13,547,000		13,547,000
Loss from continuing operations	(6,033,000)		(6,033,000)
Total other income (expenses), net	(27,379,000)	3,312,000	(24,067,000)
Net loss available to common stockholders	$(32,745,000)	$3,312,000	$(29,433,000)

Basic and diluted net loss per common share:
Continuing operations	$(3.41)		$(3.13)
Discontinued operations	$-		$0.07
Net loss per common share	$(3.41)		$(3.06)
Weighted average common shares outstanding, basic and diluted	9,606,000		9,606,000

Comprehensive loss
Net loss available to common stockholders	$(32,745,000)	$3,312,000	$(29,433,000)
Other comprehensive income	3,794,000	(3,312,000)	482,000
Total comprehensive loss	$(28,951,000)	$-	$(28,951,000)